Exhibit 10.19
MONEYGRAM INTERNATIONAL, INC.
SPECIAL EXECUTIVE SEVERANCE PLAN (TIER II)
     1. PURPOSE: To provide management continuity by inducing selected executives to remain in the employ of MoneyGram International, Inc. (the “Corporation”) or one of its subsidiaries following the consummation of the transactions described in the Amended and Restated Purchase Agreement dated March 16 (the “Purchase Agreement”) (the “Purchase”), among the Corporation and certain “Investors” (as defined in the Purchase Agreement). This Special Executive Severance Plan (Tier II) (this “Plan”) shall be effective on and following the date of the “Closing” (as defined in the Purchase Agreement) (the “Effective Date”).
     2. OBJECTIVES: To ensure that, following the Purchase, certain executives may be available to be called upon to assist and advise management and the Board of Directors (the “Board”) of the Corporation, and to take such other actions as management or the Board might determine reasonably appropriate and in the best interests of the Corporation and its shareholders.
     3. PARTICIPATION: Participation in this Plan will be limited to those persons (each referred to herein as a “Participant”) who are, as of the Effective Date, included as participants in the Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier II) (the “Tier II Plan”) by virtue of being designated as “Executives” (as defined in the Tier II Plan), except for the person who, as of the Effective Date, holds the position of Chief Investment Officer, who shall not be a Participant in this Plan. Each such Participant’s participation shall be evidenced by a certificate (“Certificate”) issued by the Corporation, each of which is incorporated herein by reference as if set forth in its entirety. In the event a Participant shall become ineligible hereunder, his or her Certificate shall be surrendered promptly to the Corporation.
     4. DEFINITIONS:
          (a) For purposes of this Plan, “Cause” with respect to a Participant shall mean:
     (i) The willful and continued failure of the Participant to perform substantially the Participant’s duties with the Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance improvement is delivered to the Participant by the Board of the Company (the “Board”) or the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Participant has not substantially performed the Participant’s duties, or
     (ii) The willful engaging by the Participant in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation. For purposes of this Section 4(a), no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Corporation or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation. The cessation of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Participant, if he or she is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, the Participant is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
          (b) For purposes of this Plan, “Good Reason” with respect to a Participant shall mean:
     (i) The assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Effective Date, or any other action by the Corporation or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation or the applicable subsidiary promptly after receipt of notice thereof given by the Participant;
     (ii) Any reduction of the Participant’s base salary, annual bonus, incentive opportunities, retirement benefits, welfare or fringe benefits below the highest level enjoyed by the Participant during the 120-day period prior to the Effective Date;
     (iii) The Corporation’s or one of its subsidiaries’ requiring the Participant to be based at any office or location other than that at which he or she was based immediately prior to the Effective Date or the Corporation’s or one of its subsidiaries’ requiring the Participant to travel to a substantially greater extent than required immediately prior to the Effective Date;
     (iv) Any purported termination by the Corporation or one of its subsidiaries of the Participant’s employment otherwise than as expressly permitted by this Plan; or
     (v) Any failure by the Corporation to comply with and satisfy Section 11(c) of this Plan. For purposes of this Plan, any good-faith determination of

“Good Reason” made by a Participant shall be conclusive with respect to that Participant.
          (c) For purposes of this Plan, “Separation from Service” with respect to a Participant shall mean a “separation from service” as such term is defined under section 409A of the Internal Revenue Code and rules, regulations, and guidance thereunder.
          (d) For purposes of this Plan, “Specified Employee” with respect to a Participant shall mean a “Specified Employee” as defined under the MoneyGram International, Inc. Policy Defining Specified Employees.
     5. ELIGIBILITY FOR BENEFITS: Benefits as described in Section 6 shall be provided in the event that the Participant incurs a Separation from Service with the Corporation and its subsidiaries:
          (a) Involuntarily by the Corporation or the applicable subsidiaries without Cause (a “Without Cause Separation”); or
          (b) By the Participant for Good Reason (a “Good Reason Separation”);
provided that either such separation occurs within twenty-four months after the Effective Date; and provided, further, that in no event shall a separation as a consequence of a Participant’s death, disability, or Retirement (as defined in the next sentence) entitle a Participant to benefits under this Plan. “Retirement” shall mean the Participant’s voluntary retirement at or after his normal retirement date under the Corporation’s or a subsidiary’s retirement plan or, if the Participant does not participate in any such plan that provides for a normal retirement date, at or after age 65.
     6. BENEFIT ENTITLEMENTS:
          (a) Lump Sum Payment: Upon the Participant’s Separation from Service (or, in the case of a Specified Employee, upon the first day of the seventh month following the Participant’s Separation from Service), the Corporation or the applicable subsidiary will pay to the Participant as compensation for services rendered a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld) equal to (i) two times the sum of (x) Participant’s highest annual salary fixed during the period Participant was an employee of the Corporation or any of its subsidiaries, plus (y) the greater of (A) the largest amount awarded to the Participant in a year as cash bonus (whether or not deferred and regardless of deferral election) under the Corporation’s Management Incentive Plan during the four fiscal years preceding the Participant’s last day of employment or, if the Participant has not been employed for at least four full fiscal years, all of the completed full fiscal years during which the Participant has been employed or (B) the target bonus under the Corporation’s Management Incentive Plan for the fiscal year in which the Effective Date occurs, plus (z) the greater of (I) the largest amount awarded to the Participant in a year as cash bonus (whether or not deferred and regardless of deferral election) under the Corporation’s Performance Unit Incentive Plan during the four fiscal years preceding the Participant’s last day of employment or, if the Participant has not been employed for at least four full fiscal years, all of the completed full fiscal years during which the Participant has been employed, (II) the aggregate value of shares when earned during a performance period under any performance-related restricted stock award during the four fiscal years preceding the Participant’s last day of employment or, if the Executive has not been employed for at least four full fiscal years, all of the completed full fiscal years during which the Participant has been employed or (III) the aggregate value at the time of grant of the target shares awarded under the Corporation’s performance-related restricted stock programs for the fiscal year in which the Effective Date occurs, multiplied by (ii) a fraction, the numerator of which is 24 minus the number of full months from the Effective Date through the last day of the Participant’s employment, and the denominator of which is 24.
          (b) Employee Plans: The Participant’s participation in the following employee plans of the Corporation or the applicable subsidiary, if any, immediately prior to the Effective Date shall be continued by the Corporation or the applicable subsidiary in accordance with the following:
     (i) Severance Period. For purposes of this Section, “Severance Period” means two years times a fraction, the numerator of which is 24 minus the number of full months from the Effective Date through the last day of the Participant’s employment, and the denominator of which is 24, from the date of separation (or until his death or normal retirement date, whichever is sooner).
     (ii) Group Medical and Dental Insurance. During the Severance Period, the Corporation, or the applicable subsidiary, shall continue to provide group medical and dental insurance coverage under one or more of its group medical and dental insurance plans as if the Participant were still employed, and the Participant shall be required to pay no more for such coverage than the Participant would have been required to pay had the Participant continued in active employment. Notwithstanding the foregoing, to the extent that the Severance Period extends beyond any post-separation continuation period required under the Consolidated Omnibus Budget Reconciliation Act of 1986 or applicable state law (“COBRA”), then from the expiration of the COBRA period until the expiration of the Severance Period, the Corporation, or the applicable subsidiary, shall use its reasonable best efforts to continue group coverage on the same terms; provided, however, that if it determines that such continued coverage under a group plan would jeopardize the tax-qualified status of the plan, it shall have the right to discontinue such coverage and use its reasonable best efforts to obtain for the Participant comparable individual coverage, and the Participant shall be required to pay no more for such coverage than the Participant would have been required to pay had the Participant continued in active employment.
     (iii) Basic and Supplemental Life Insurance. During the Severance Period, the Corporation, or the applicable subsidiary, shall continue to provide basic and supplemental life insurance coverage on the same terms as if the Participant were still employed, and the Participant shall be required to pay no more for such coverage than the Participant would have been required to pay had the Participant continued in active employment.

     (iv) Automobile, Club Membership and Financial Counseling. During the Severance Period, the Participant shall be permitted to participate in the Corporation’s, or the applicable subsidiary’s, automobile, club membership and financial counseling benefits, subject to a dollar limit applicable for each taxable year of the Participant that overlaps, either in whole or in part, with the Severance Period. The dollar limit shall equal the product of (1) the annualized value of the automobile, club membership and financial counseling benefits being used by the Participant as of the Effective Date (or, if greater, the value of such benefits being used as of the Separation from Service), as then determined by the Corporation in good faith, times (2) a fraction, the numerator of which is the number of days in the taxable year that overlap with the Severance Period, and the denominator of which is 365.
     (v) Reimbursements in Lieu of Benefits in Kind. The Corporation, or the applicable subsidiary, may require the Participant to pay the full premiums or costs with respect to the foregoing benefits provided under this paragraph (b), and the Corporation, or the applicable subsidiary, shall reimburse the Participant for the amount in excess of what the Participant would be required to pay had he continued in active employment. Such reimbursements shall be paid from time to time in accordance with applicable company practices, but in all events no later than the end of the Participant’s taxable year next following the taxable year in which the expense was incurred.
     (vi) Tax Gross-Ups. In addition to the foregoing, the Corporation, or the applicable subsidiary, shall reimburse the Participant for the tax cost arising from income imputed to the Participant due to the provision of medical, dental and life insurance coverage under this paragraph (b) (or income arising from the reimbursement of premiums paid by the Participant with respect to such insurance), but not for the perquisites under subparagraph (iv) except to the extent that the Participant would be entitled to reimbursement for taxes if he had continued in active employment. All reimbursements for taxes provided under this subparagraph shall be paid from time to time in accordance with applicable company practices, but in all events no later than the end of the Participant’s taxable year next following the taxable year in which the Participant remits the related taxes.
     (vii) Delay for Specified Employees. If the Participant is a Specified Employee, to the extent that the Participant’s right to (1) life insurance coverage under subparagraph (iii) (or reimbursements for the cost of such coverage, as applicable) or (2) taxable perquisites under subparagraph (iv) (or reimbursements for expenses incurred, as applicable) is taxable to the Participant, he or she shall pay for such coverage or benefits for the first six months following his or her Separation from Service and shall be reimbursed for such payments on the first day of the seventh month following his or her Separation from Service to the extent required under section 409A of the Internal Revenue Code. If the Participant is a Specified Employee, any tax gross-up payable under subparagraph (vi) within the first six months following the Participant’s Separation from

Service shall be delayed to the first day of the seventh month following the Participant’s Separation from Service to the extent required under section 409A of the Internal Revenue Code.
          (c) Special Retirement Benefits under the Supplemental Pension Plan: If the Participant is, immediately prior to his or her Separation from Service, an active participant accruing benefits under the MoneyGram Supplemental Pension Plan (“SERP”), then the Participant or his or her beneficiaries shall be paid special retirement benefits under the SERP as and when the Participant or such beneficiaries become entitled to receive benefits under the SERP, equal to the excess of (i) the retirement benefits that would be payable to the Participant or such beneficiaries under the SERP if the Participant’s employment had continued during the Severance Period, assuming all of his accrued benefits under the SERP (including those attributable to the Severance Period) were fully vested, and his final average compensation was equal to the Deemed Final Average Compensation, as defined below, over (ii) the total benefits actually payable to the Participant or his or her beneficiaries under the SERP. “Deemed Final Average Compensation” means the Participant’s final average compensation computed in accordance with the SERP, except that the amount specified in Section 6(a) shall be considered as having been paid to the Participant as “compensation” in equal monthly installments during the Severance Period. All special retirement benefits under the SERP shall be unfunded and payable solely from the general assets of the Corporation or its appropriate subsidiary, and are not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code. The amount of the special retirement benefits under the SERP shall be determined using actuarial assumptions no less favorable to the Participant than those used in the Corporation’s qualified Retirement Plan immediately prior to the Effective Date.
          (d) Outplacement: The Participant shall be provided with reasonable outplacement benefits in accordance with those offered to Participants immediately prior to the Effective Date, but in no event extending beyond the Participant’s second taxable year following the taxable year in which his or her Separation from Service occurs.
          (e) Minimum Benefit Entitlement: Notwithstanding anything to the contrary in this Section 6, and except as provided in Section 7(a), in no event shall a Participant’s severance benefits under this Plan be less than the benefits (if any) such Participant would have received in accordance with the severance policy of the Corporation or applicable subsidiary in effect immediately prior to the Effective Date.
     7. TAXES: (a) Anything in this Plan to the contrary notwithstanding, and except as set forth below, in the event that it shall be determined that any of a Participant’s Payments hereunder would be subject to the Excise Tax, then the Participant shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by the Participant of all taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payments. Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Participant is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed 110% of the Participant’s Safe Harbor Amount, then no Gross-Up Payment shall be made to the Participant and the amounts payable under this Plan shall be reduced so that the Parachute Value of all of such Participant’s Payments, in the aggregate, equals the Participant’s Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the Participant’s Payments under Section 6(a), unless an alternative method of reduction is elected by the Participant, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Participant. For purposes of reducing the Payments to the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Plan would not result in a reduction of the Parachute Value of all Payments to the Participant’s Safe Harbor Amount, no amounts payable to such Participant under this Plan shall be reduced pursuant to this Section 7(a), and the Gross-Up Payment shall be made to the Participant. The Corporation’s obligation to make Gross-Up Payments under this Section 7 shall not be conditioned upon the Participant’s Separation from Service.
          (b) Determination By Accountant. Subject to the provisions of Section 7(c)(ii), all determinations required to be made under this Section 7, including whether and when a Gross-Up Payment to any Participant is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation’s auditor or another nationally recognized accounting firm appointed by the Corporation (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the transaction which results in the application of the Excise Tax, the Participant may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Corporation. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any Gross-Up Payment, as determined pursuant to this Section 7, shall be paid by the Corporation to the applicable Participant within five days of the receipt of the Accounting Firm’s determination. If the Participant is a Specified Employee, any tax gross-up payable pursuant to this Section 7 shall be delayed to the first day of the seventh month following the Participant’s Separation from Service to the extent required under section 409A of the Internal Revenue Code. Any determination by the Accounting Firm shall be binding upon the Corporation and the applicable Participant. As a result of the uncertainty in the application of Section 4999 of the Internal Revenue Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Corporation should have been made (the “Underpayments”), consistent with the calculations required to be made hereunder. In the event the Corporation exhausts its remedies pursuant to Section 7(c) and the Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayments that have occurred and any such Underpayments shall be promptly paid by the Corporation to or for the benefit of the Participant.
          (c) Notification Required. The Participant shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Participant is informed in writing of such claim. The Participant shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Corporation (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:
     (i) Give the Corporation any information reasonably requested by the Corporation relating to such claim,
     (ii) Take such action in connection with contesting such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation,
     (iii) Cooperate with the Corporation in good faith in order to effectively contest such claim, and
     (iv) Permit the Corporation to participate in any proceedings relating to such claim; provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax, (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7(c), the Corporation shall control all proceedings taken in connection with such contest and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Participant to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs the Participant to pay such claim and sue for a refund, the Corporation shall pay the amount of such payment to the Participant, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) Repayment. If, after the receipt by the Participant of a Gross-Up Payment or an amount paid by the Corporation pursuant to Section 7(c), the Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Participant shall (subject to the Corporation’s compliance with the requirements of Section 7(c), if applicable) promptly pay to the Corporation the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount paid by the Corporation pursuant to Section 7(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Corporation does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the Participant shall not be required to repay such amount to the Corporation, but the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
          (e) Withholding. Notwithstanding any other provision of this Section 7, the Corporation may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of each Participant, all or any portion of any Gross-Up Payment.
          (f) Definitions: The following terms shall have the following meanings for purposes of this Section 7:
     (i) “Excise Tax” shall mean the excise tax imposed under Section 4999 of the Internal Revenue Code, together with any interest or penalties imposed with respect to such excise tax.
     (ii) “Parachute Value” of a Payment shall mean the present value as of the date of the transaction which results in the application of the Excise Tax for purposes of Section 280G of the Internal Revenue Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
     (iii) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Internal Revenue Code) to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.
     (iv) The “Safe Harbor Amount” of a Participant shall mean 2.99 times the Participant’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code.
     (v) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the transaction which results in the application of the Excise Tax for purposes of Section 280G of the Internal Revenue Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Internal Revenue Code.

     8. PAYMENT OBLIGATIONS ABSOLUTE: Except as expressly provided in Sections 12 and 13, the Corporation’s or subsidiary’s obligation to pay the Participant the benefits hereunder and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counter-claim, recoupment, defense or other right which the Corporation or any of its subsidiaries may have against the Participant or anyone else. All amounts paid or payable by the Corporation or one of its subsidiaries hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Corporation or subsidiary shall be final and the Corporation or subsidiary will not seek to recover all or any part of such payment from the Participant or from whosoever may be entitled thereto, for any reason whatsoever. No Participant shall be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Corporation’s or subsidiary’s obligations to make the payments and arrangements required to be made under this Plan. The Corporation or applicable subsidiary may at the discretion of the Chief Executive Officer of the Corporation enter into an irrevocable, third-party guarantee or similar agreement with a bank or other institution with respect to the benefits payable to an Participant hereunder, which would provide for the unconditional payment of such benefits by such third party upon presentment by a Participant of his Certificate (and on such other conditions deemed necessary or desirable by the Corporation or such subsidiary) at some specified time after Separation from Service. Such third-party guarantor shall have no liability for improper payment if it follows the instructions of the Corporation or such subsidiary as provided in such Certificate and other documents required to be presented under the agreement, unless the Corporation or such subsidiary, in a written notice, has previously advised such third-party guarantor of the determination by its Board of Directors of ineligibility of the Participant in accordance with Section 13.
     9. CONTINUING OBLIGATIONS: It shall be a condition to the entitlement of a Participant to any benefits under this Plan that he agree to retain in confidence any confidential information known to him concerning the Corporation and its subsidiaries and their respective businesses as long as such information is not publicly disclosed, except as required by law.
     10. SUCCESSORS:
          (a) The benefits provided under this Plan are personal to the Participants and, without the prior written consent of the Corporation, shall not be assignable by any Participant otherwise than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
          (b) This Plan shall inure to the benefit of and be binding upon the Corporation and its successors and assigns.
          (c) The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. As used in this Plan, “Corporation” shall mean the Corporation as hereinbefore defined and any other person or entity which assumes or agrees to perform this Plan by operation of law, or otherwise.
     11. SEVERABILITY: Any provision in this Plan which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12. OTHER PLANS AND AGREEMENTS: Notwithstanding any provision herein to the contrary, in the event the Participant’s employment with the Corporation or applicable subsidiary terminates and the Participant is entitled to receive termination, separation or other like amounts from the Corporation or any of its subsidiaries pursuant to any contract of employment, generally prevailing separation pay policy, or other program of the Corporation or applicable subsidiary (including, without limitation, the Tier II Plan or the Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tier I)), all such amounts shall be applied to and set off against the Corporation’s or applicable subsidiary’s obligations as set forth in Section 6 of this Plan. Nothing in this Section 12 is intended to result in set-off of pension benefits, supplemental executive retirement benefits, disability benefits, retiree benefits or any other plan benefits not directly provided as termination or separation benefits.
     13. AMENDMENT AND TERMINATION: This Plan may be amended or terminated by action of the Board. This Plan shall terminate with respect to a Participant if the Chief Executive Officer of the Corporation determines that the Participant is no longer a key executive to be provided a severance agreement and so notifies the Participant by certified mail at least 30 days before participation in this Plan shall cease. Notwithstanding the foregoing, no such amendment, termination or determination adverse in any manner to any Participant in this Plan may be made (and if made, shall have no effect) on or following the Effective Date without the express written consent of such Participant.
     14. GOVERNING LAW: This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.
     15. ACCEPTANCE: By acceptance of participation in this Plan, a Participant agrees to give a minimum of 4 weeks’ notice to the Corporation or any of its subsidiaries in the event of his voluntary resignation.